Exhibit 10.21

Summary of Non-Employee Director Compensation
As of January 1, 2019

The following compensation will be provided to non-employee members of the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) pursuant to the Company’s Non-Employee Director Compensation Policy.

A.	Cash Compensation

1.	Annual Retainer. Each non-employee director will receive a $75,000 annual cash retainer for service on the Board.

2.	Committee Service Fee. In addition, each non-employee director serving as a chair or member of any of the following Board committees will receive an annual cash fee for committee service, as follows:

Committee	Chair	Members
Audit Committee	$22,500	$10,000
Compensation Committee	$15,000	$7,500
Nominating/Corporate Governance Committee	$12,500	$5,000
Environmental, Health & Safety Committee	$12,500	$5,000

3.
Most Tenured Independent Director. In addition, the Most Tenured Independent Director will receive an annual cash fee of $25,000 for service as Most Tenured Independent Director until the Non-Executive Chairman of the Board assumes this role.

4. Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an annual cash fee of $65,000 for service as Non-Executive Chairman of the Board.

B.	Equity Compensation.

1.	Annual Equity Award. Each non-employee director will receive an equity award with an annual equity award value of $105,000 for service on the Board.

2.
Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an equity award with an annual equity award value of $55,000 for service as Non-Executive Chairman of the Board.